Exhibit 99.1

FOR RELEASE:  Thursday, May 28, 2009

EUGENE HUNT JOINS SIMMONS FIRST CORPORATE BOARD OF DIRECTORS

Pine Bluff, AR - - Eugene Hunt has been named to the Simmons First National Corporation board of directors, according to J. Thomas May, chairman and chief executive officer.

Hunt received his bachelor’s degree from the University of Arkansas at Pine Bluff, formerly AM&N College, and his juris doctorate from the University of Arkansas School of Law at Fayetteville.

He is the founder and owner of the Hunt Law Firm and is a member of the Jefferson County Bar Association, Arkansas Bar Association and the American Bar Association.

May noted, “I’ve had the privilege of knowing Eugene and his wife Mary for over twenty years.  They are both outstanding citizens of our community.  Needless to say, Eugene Hunt has earned the outstanding reputation he has as an attorney, but he has also been a real leader and difference maker in our community.  Eugene is a gentleman in every respect, and I am honored that he has agreed to join our corporate board of directors.”

Hunt has been in the private practice of law for 37 years and has served as an Arkansas Court of Appeals Judge and Arkansas Supreme Court Special Justice.

He is a life member of the NAACP and on the board of directors for Jefferson County Industrial Foundation, Pine Bluff Entrepreneurship Collaborative, Jefferson County Board of Governors, Pine Bluff Downtown Development, Fifty for the Future and a member of the Greater Pine Bluff Chamber of Commerce.

Hunt has been actively involved with several local charitable and community organizations which include the Jefferson County Economic Development Alliance, United Way of Southeast Arkansas, University of Arkansas at Pine Bluff Board of Visitors, Literacy Council, the Arkansas Ethics Commission, Partners for a Better Pine Bluff, Seabrook Youth Center and the Donald Reynolds Center.

Simmons First National Corporation is a $2.9 billion financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas.  The Company’s eight banks, conduct financial operations from 88 offices, of which 84 are financial centers, in 47 communities.

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FOR MORE INFORMATION CONTACT:
DAVID W. GARNER
Senior Vice President and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000